Exhibit 99.1

PRESS RELEASE

Autoliv Raises Dividend to a Record Level

Announces Annual Meeting of Stockholders

(Stockholm, February 21, 2012) — The Board of Directors of Autoliv, Inc. (NYSE: ALV and SSE: ALIV sdb) – the worldwide leader in automotive safety systems – today raised the Company’s quarterly dividend to stockholders by two cents to 47 cents per share for the second quarter 2012, an increase of 4.4% from the previous quarter.

The dividend declared today will be payable on Thursday, June 7, 2012 to Autoliv stockholders of record on the close of business on May 23, 2012. The ex-date, when the shares will trade without the right to the dividend, will be Monday, May 21.

The dividend amount paid to stockholders is expected to be close to $45 million, an increase of nearly $5 million, or approximately 10%, from the dividend paid in the first quarter. In addition to the higher dividend per share, the increase in the dividend amount is due to the fact that there will be approximately 6% more shares outstanding on the record date for the second quarter, primarily resulting from the settlement of equity units on April 30, 2012.

Shareholder AGM

The Board of Directors has set Tuesday, May 8, 2012 as the date for the Annual General Meeting of Stockholders to be held in Chicago, IL, USA.

Only holders of record at the close of business on March 12, 2012 will be entitled to be present and vote at the Annual Meeting. Notice of the Annual Meeting will be mailed to the holders on approximately March 26, 2012.

All of the directors with terms expiring at the 2012 Annual Meeting (Dr. Xiaozhi Liu, Mr. George A. Lorch, Mr. Kazuhiko Sakamoto, and Dr. Wolfgang Ziebart), will be nominated for re-election at the Annual Meeting.

Inquiries:

Jan Carlson, President and CEO, Tel. +46-8-587 20 600

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has approximately 80 facilities with nearly 48,000 employees in 29 countries. In addition, the Company has 17 technical centers in nine countries around the world, with 20 test tracks, more than any other automotive safety supplier. Sales in 2011 grew by 15% to US $8.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Autoliv Inc.	Autoliv North America
Vasagatan 11, 7th Floor	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 23, Fax +46 (8) 411 70 25	Tel +1 (248) 475-0427, Fax +1 (801) 625-6672
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Autoliv Inc.	Autoliv North America
Vasagatan 11, 7th Floor	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 23, Fax +46 (8) 411 70 25	Tel +1 (248) 475-0427, Fax +1 (801) 625-6672
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com